Exhibit 10.2

AMENDED AND RESTATED

Amendment No. 1

to the

Tile Shop Holdings, Inc. 2012 Equity Award Plan

This Amendment No. 1 dated effective February 14, 2013 is an amendment to that certain 2012 Equity Award Plan of Tile Shop Holdings, Inc., a Delaware corporation (the “Company”), dated June 24, 2012 (the “Original Plan”).

1.       Amendment to Title of the Original Plan. The title of the Original Plan shall be deleted in its entirety and replaced with “Tile Shop Holdings, Inc. 2012 Omnibus Award Plan.”

2.       Amendment to Section 1(a) of the Original Plan. The reference in Section 1(a) of the Original Plan that reads “The Tile Shop Holdings, Inc. 2012 Equity Award Plan (the ‘Plan’)” shall be deleted in its entirety and replaced with “The Tile Shop Holdings, Inc. 2012 Omnibus Award Plan (the ‘Plan’)”.

3.       Amendment to Section 2(c) of the Original Plan. Section 2(c) shall be deleted in its entirety and replaced with the following:

“(c) ‘Award’ means a grant of Options, Restricted Stock, or a Performance Award.”

4.       Addition of Section 2(aa) to the Original Plan. A new Section 2(aa) shall be added to the Original Plan which reads as follows:

“(aa) ‘Performance Award’ means any grant pursuant to Section 14 hereof of an Award, which value, if any, shall be paid to a Participant by delivery of cash upon achievement of such Performance Goals during the Performance Period as the Committee shall establish at the time of such grant or thereafter.”

5.       Addition of Section 2(bb) to the Original Plan. A new Section 2(bb) shall be added to the Original Plan which reads as follows:

“(bb) ‘Performance Period’ means the period, established at the time any Performance Award is granted or at any time thereafter, during which any Performance Goals specified by the Committee with respect to such Performance Award are to be measured.”

6.       Amendment to Section 6(a) of the Original Plan. Section 6(a) shall be deleted in its entirety and replaced with the following:

“(a) Plan Reserve. Subject to adjustment as provided in Section 12, an aggregate of 2,500,000 Shares are reserved for issuance under the Plan. On January 1 of each year beginning after the Effective Date and ending on February 14, 2013, an additional number of Shares shall become available for issuance under the Plan equal to the lesser of: (i) 2,500,000 Shares; (ii) six percent (6%) of the number of Shares issued and outstanding (on an as-converted basis) as of the immediately preceding December 31; and (iii) another amount determined by the Board; provided, however, after February 14, 2013 the adjustment provided in this sentence shall be eliminated. Subject to Section 6(b) and Section 12(a), all Shares reserved for issuance under the Plan may be issued as Incentive Stock Options.”

7.       Amendment to Section 6(c) of the Original Plan. Section 6(c) shall be deleted in its entirety and replaced with the following:

“(c) Limitation on Awards During a Calendar Year. Notwithstanding any provision in the Plan to the contrary, and subject to Section 12(a), the maximum number of Shares with respect to one or more Awards that may be granted to (or where the value of the Award is based on the Fair Market Value of the Shares, is with respect to) any one Participant during any calendar year shall be 2,000,000. Further, in no event shall the amount paid in any calendar year to any one Participant under a Performance Award granted pursuant to Section 14 exceed the greater of (i) $5,000,000, or (ii) 300% of the Participant’s base salary in effect as of the beginning of the applicable Performance Period.”

8.       Addition of Section 14 to the Original Plan. A new Section 14 shall be added to the Original Plan which reads as follows:

“14. Performance Awards. Each Performance Award granted pursuant to this Section 14 shall be evidenced by a written performance award agreement (the “Performance Award Agreement”). The Performance Award Agreement shall be in such form as may be approved from time to time by the Committee and may vary from Participant to Participant; provided, however, that each Participant and each Performance Award Agreement shall comply with and be subject to the following terms and conditions:

      (a) Awards. Performance Awards may be granted to any Participant in the Plan. Performance Awards shall consist of monetary awards which may be earned or become vested in whole or in part if the Company or the Participant achieves certain Performance Goals established by the Committee over a specified Performance Period.

(b) Performance Objectives, Performance Period and Payment. The Performance Award Agreement shall set forth:

(i)  the dollar value of each Performance Award;

(ii)  one or more Performance Goals established by the Committee;

(iii)  the Performance Period over which Performance Award may be earned or may become vested;

(iv) the extent to which partial achievement of the Performance Goals may result in a payment of the Performance Award, as determined by the Committee; and

(v)  the date upon which payment of Performance Award will be made and the extent to which such payment may be deferred.

(c) Withholding Taxes. The Company or its Affiliates shall be entitled to withhold and deduct from any payments made in connection with the Performance Award, or from any other future payments made to the Participant, all legally required amounts necessary to satisfy any and all withholding and employment-related taxes attributable to the Participant’s Performance Award.

(d) Nontransferability. No Performance Award shall be transferable, in whole or in part, by the Participant, other than by will or by the laws of descent and distribution. If the Participant shall attempt any transfer of any Performance Award granted under the Plan, such transfer shall be void and the Performance Award shall terminate.

(e) Other Provisions. The Performance Award Agreement authorized under this Section 14 shall contain such other provisions as the Committee shall deem advisable.

9.       Except as otherwise amended or modified herein, all other provisions of the Original Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has executed this document effective as of the 14th day of February, 2013.

TILE SHOP HOLDINGS, INC.

By:	/s/ Timothy C. Clayton
Timothy C. Clayton
Chief Financial Officer

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